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                                                                   EXHIBIT 10(m)

                           CORE MATERIALS CORPORATION
                   2000-2001 INFORMAL CASH PROFIT SHARING PLAN

         Core Materials has an informal cash profit sharing plan for its management and salaried employees which is calculated as follows:

         A profit sharing pool is created after a reasonable return is provided to stockholders.

         The Company's Board of Directors established thresholds for Earnings Before Taxes ("EBT") to provide such return to the stockholders for the period July 1, 2000 thru December 31, 2001.

         A profit sharing pool will be created based upon percentages of EBT for the period July 1, 2000 thru December, 31, 2001, above the thresholds which will be shared with the permanent salaried employees in the form of profit sharing.

         A total profit sharing pool is limited to a maximum percentage of EBT as established by the Board of Directors.

         The salaried profit sharing pool is split into two groups, an "executive" group and a "salary" group. The executive group consists of the Chief Operating Officer, the Chief Financial Officer and the Vice President of Sales and Marketing.

         The executive group shares in 28% of the pool while the remaining salary group shares in 72% of the pool.

         Employees must have been employed as of December 31, 2001 to be eligible to participate. There is no pro-rating for terminated employees.

         No profit sharing pool will be created for the salaried personnel for the period January 1, 2000 thru June 30, 2000.

         The Board of Directors reserves the right to change the plan as deemed necessary.